UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

FIRST DEFIANCE FINANCIAL CORP.

(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held

April 18, 2006

and

PROXY STATEMENT

601 Clinton Street
Defiance, Ohio 43512
(419) 782-5015

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 18, 2006

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders ("Annual Meeting") of First Defiance Financial Corp., Defiance, Ohio ("First Defiance") will be held at the home office of its subsidiary First Federal Bank of the Midwest, located at 601 Clinton Street, Defiance, Ohio 43512, Tuesday, April 18, 2006 at 1:00 p.m., Eastern Time, for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

(1)	To elect four (4) directors for three-year terms, and until their successors are elected and qualified;
(2)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof. Management is not aware of any other business.

The Board of Directors has fixed March 3, 2006 as the voting record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or at any adjournment thereof. Only those shareholders of record as of the close of business on that date will be entitled to vote at the Annual Meeting or at any such adjournment.

BY ORDER OF THE BOARD OF DIRECTORS

William J. Small
Chairman, President and Chief Executive Officer
Defiance, Ohio
March 17, 2006

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, WE URGE YOU TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED OR FOLLOW THE INSTRUCTIONS ON THE PROXY CARD FOR VOTING BY TELEPHONE OR OVER THE INTERNET. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME BEFORE IT IS EXERCISED.

PROXY STATEMENT

First Defiance Financial Corp.
601 Clinton Street
Defiance, Ohio 43512

2006 ANNUAL MEETING OF SHAREHOLDERS

April 18, 2006

GENERAL

This Proxy Statement is being furnished to holders of common stock, $0.01 par value per share ("Common Stock"), of First Defiance Financial Corp., Defiance, Ohio ("First Defiance"). Proxies are being solicited on behalf of the Board of Directors of First Defiance to be used at the Annual Meeting of Shareholders ("Annual Meeting") to be held at the home office of First Federal Bank of the Midwest ("First Federal") located at 601 Clinton Street, Defiance, Ohio 43512, on Tuesday April 18, 2006 at 1:00 p.m., Eastern Time, and at any adjournment thereof for the purposes set forth in the Notice of Annual Meeting of Shareholders. This Proxy Statement is first being mailed to shareholders on or about March 17, 2006.

PROXIES

The proxy solicited hereby, if properly submitted to First Defiance and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted for the nominees for director described herein and, upon the transaction of such other business as may properly come before the meeting, in accordance with the best judgment of the persons appointed as proxies. Any shareholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary of First Defiance written notice thereof (John W. Boesling, Secretary, First Defiance Financial Corp., 601 Clinton Street, Defiance, Ohio 43512); (ii) submitting a valid proxy bearing a later date; or (iii) appearing at the Annual Meeting and giving notice of revocation to the Secretary. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

VOTING RIGHTS

Only shareholders of record at the close of business on March 3, 2006 ("Voting Record Date") are entitled to notice of and to vote at the Annual Meeting. On the Voting Record Date, there were 7,152,942 shares of Common Stock issued and outstanding and First Defiance had no other class of equity securities outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting on all matters properly presented at the meeting.

The presence, either in person or by proxy, of at least a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions are considered in determining the presence of a quorum.

Directors are elected by a plurality of the votes cast with a quorum present. Abstentions will not affect the plurality vote required for the election of directors. The proposal for election of directors is considered a “discretionary” item upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions.

BENEFICIAL OWNERSHIP

The following table includes, as of the Voting Record Date, certain information as to the Common Stock beneficially owned by (i) the only persons or entities, including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended ("1934 Act"), known to First Defiance to be the beneficial owner of more than 5% of the issued and outstanding Common Stock, (ii) each director and each person nominated to become a director of First Defiance, (iii) the executive officers of First Defiance named in the Summary Compensation Table set forth under "Executive Compensation," and (iv) all directors and executive officers of First Defiance as a group.

Name of Beneficial Owner or Number of Persons in Group	Amount and Nature of Beneficial Ownership as of March 3, 2006 (1)		Percent of Common Stock (2)

First Defiance Financial Corp. Employee Stock Ownership Plan	606,622	(3)	8.48%
Private Capital Management	624,999	(4)	8.74%
Dimensional Fund Advisors, Inc.	471,663	(5)	6.59%
John L. Bookmyer	116	(6)	−
Stephen L. Boomer	15,239		−
Dr. Douglas A. Burgei	21,477	(7)	−
Peter A. Diehl	7,202	(8)	−
Dr. John U. Fauster III	35,106	(9)	−
Dwain I. Metzger	652		−
Gerald W. Monnin	47,770	(10)	−
James L. Rohrs	90,083	(11)	1.26%
William J. Small	163,311	(12)	2.26%
Samuel S. Strausbaugh	526		−
Thomas A. Voigt	17,720	(13)	−
Gregory R. Allen	40,081	(14)	−
John C. Wahl	103,520	(15)	1.44%
All directors and executive officers as a group (13 persons)	542,806	(16)	7.44%

(1)	Unless otherwise indicated, the named person has sole voting power and sole investment power with respect to the indicated shares.

(2)	If no percent is provided, the number of shares is less than 1% of the total outstanding shares of Common Stock.

(3)
Shares owned by First Defiance Financial Corp. Employee Stock Ownership Plan, 601 Clinton St., Defiance, OH (“ESOP”) which have been allocated to persons listed in this table are also included in those persons’ holdings.

(footnotes continued on next page)

(4)
Based on Schedule 13G filed with the Securities and Exchange Commission (the “SEC”) on February 14, 2006, Private Capital Management, 8889 Pelican Bay Blvd. Suite 500, Naples, FL 34108 (“PCM”) is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. PCM reported shared voting and investment power over 608,499 shares of Common Stock. Gregg J. Powers, President of PCM, reported shared voting and investment power over the same 608,499 shares. Bruce S. Sherman, Chief Executive Officer of PCM, reported shared voting and investment power over 624,999 shares of Common Stock, (including the 608,499 shares also reported by PCM and Mr. Powers) and sole voting and investment power over an additional 16,500 shares of Common Stock.

(5)
Based on Schedule 13G filed with the SEC on February 1, 2006, Dimensional Fund Advisors Inc., 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401 (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, possesses both voting and investment power over 471,663 shares of Common Stock. All 471,663 shares reported are owned by the entities for which Dimensional serves as investment advisor, and Dimensional disclaims beneficial ownership of such securities.

(6)	All shares held by First Defiance Deferred Compensation Plan

(7)	Includes 1,943 shares that may be acquired upon exercise of stock options

(8)	Includes 1,167 shares that may be acquired upon the exercise of stock options.

(8)	Includes 3,886 shares that may be acquired upon the exercise of stock options and 1,000 shares owned with shared voting and investment power.

(10)	Includes 39,794 shares owned with shared voting and investment power.

(11)
Includes 640 shares that vest within 60 days under the 1996 Management Recognition Plan and Trust (“MRP”), 3,477 shares allocated to Mr. Rohrs’ account in the ESOP and 60,800 shares that may be acquired upon the exercise of stock options.

(12)	Includes 15,757 shares allocated to Mr. Small’s account in the ESOP and 73,023 shares that may be acquired upon the exercise of stock options.

(13)	Includes 3,886 shares that may be acquired upon the exercise of stock options and 1,330 shares owned with shared voting and investment power.

(14)	Includes 4,055 shares allocated to Mr. Allen’s account in the ESOP and 19,100 shares that may be acquired upon the exercise of stock options.

(15)
Includes 155 shares held in trust for the MRP which vest after 60 days for which Mr. Wahl is a trustee, 19,334 shares allocated to Mr. Wahl’s account in the ESOP, 36,800 shares that may be acquired upon the exercise of stock options, and 10,000 shares owned with shared voting and investment power.

(16)      Includes options to purchase 201,205 shares, 640 shares that vest within 60 days under the MRP, 42,627 shares allocated to the accounts of executive officers in the ESOP, and 155 shares held in trust for the MRP which vest after 60 days for which Mr. Wahl is a trustee.

INFORMATION REGARDING DIRECTORS
AND EXECUTIVE OFFICERS

Election of Directors

First Defiance's Board of Directors is divided into three classes with the members of each class elected for a term of three years and until their successors are elected and qualified. One class of directors is elected annually. A majority of the directors are “independent directors” as defined by the listing standards of the Nasdaq Stock Market. The Board of Directors has determined that such independent directors have no relationship with First Defiance that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director. The independent directors are Drs. Burgei and Fauster and Messrs. Bookmyer, Boomer, Diehl, Metzger, Monnin, Strausbaugh and Voigt.

At the Annual Meeting, shareholders of First Defiance will be asked to elect four directors for three year terms expiring in 2009, and in each case until their successors are elected and qualified. The nominees, Dr. Burgei, Mr. Metzger, Mr. Monnin and Mr. Strausbaugh currently serve as directors of First Defiance.

Unless otherwise directed, each valid proxy submitted by a shareholder will be voted for the election of the nominees. If any of the nominees is unwilling to stand for election at the time of the Annual Meeting, the proxies will vote for any replacement nominee or nominees recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why any of the nominees may not be able to serve as a director if elected.

Information Regarding Nominees for Director and Continuing Directors

The following tables present information concerning each nominee for director and each director whose term continues.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE
NOMINEES BE ELECTED AS DIRECTORS

NOMINEES FOR DIRECTOR WITH THREE-YEAR TERMS EXPIRING IN 2009

Name	Age	Positions Held at First Defiance	Director Since (1)

Dr. Douglas A. Burgei	51	Director	1995

Dwain L. Metzger	64	Director	2005

Gerald W. Monnin	67	Director	1997

Samuel S. Strausbaugh	42	Director	2006

DIRECTORS WITH THREE-YEAR TERMS EXPIRING IN 2008

Name	Age	Positions Held at First Defiance	Director Since (1)

Dr. John U. Fauster	68	Director	1975

James L. Rohrs	58	Executive Vice President of First Defiance and President and Chief Operating Officer of First Federal	2002

Thomas A. Voigt	63	Director	1995

DIRECTORS WITH THREE-YEAR TERMS EXPIRING IN 2007

Name	Age	Positions Held at First Defiance	Director Since (1)

John L. Bookmyer	41	Director	2005

Stephen L. Boomer	55	Director	1994

Peter A. Diehl	55	Director	1998

William J. Small	55	Chairman, President and Chief Executive Officer	1998

(1) Each director also serves as a director of First Federal, a wholly owned subsidiary of First Defiance. The indicated year includes service as a director of First Federal prior to the formation of First Defiance in 1995.

The business experience of each of the nominees or directors for at least the past five years is as follows:

Douglas A. Burgei, D.V.M. Dr. Burgei is a veterinarian practicing in Napoleon, Ohio since 1978. He was appointed to the Board of Directors in August 1995 and he serves as chairman of the Corporate Governance Committee and as a member of the Investment and Long Range Planning Committees and serves on the Executive and Loan Review Committees on a rotating basis.

Dwain I. Metzger. Mr. Metzger operates a family farm in the Elida, Ohio area. He was appointed to the Board in February 2005. Mr. Metzger previously served on the Board of Directors of ComBanc, Inc. and its subsidiary, The Commercial Bank, located in Delphos, Ohio, and was chairman of The Commercial Bank Board of Directors from 2000 until 2004. ComBanc and The Commercial Bank were acquired by First Defiance in January 2005. He serves on Long Range Planning committee and on the Executive and Loan Review Committees on a rotating basis during the year.

Gerald W. Monnin. Mr. Monnin is the retired Chairman of the Board and Chief Executive Officer of Northwest Controls, a high technology electronic automation and control products and systems distributor. He has been a director since April 1997 and serves as a member of the Compensation, Audit and Corporate Governance Committees and serves on the Executive and Loan Review Committees on a rotating basis during the year.

Samuel S. Strausbaugh. Mr. Strausbaugh is Chief Financial Officer of Defiance Metal Products Co., Defiance Ohio, a full-service, precision fabricator of metal parts and assemblies. He was appointed to fill a vacancy on the board in January 2006. He currently serves on the Investment and Long Range Planning committees, on the First Insurance and Investments board, and on the Executive and Loan Review Committees on a rotating basis during the year. Mr. Strausbaugh, who is a Certified Public Accountant, will be appointed to the audit committee effective April 2006.

John L. Bookmyer. Mr. Bookmyer is President of Blanchard Valley Regional Health Center and Executive Vice President and Chief Operating Officer of Blanchard Valley Health Association, a comprehensive health system in northwest Ohio with assets of $200 million. Mr. Bookmyer also is a Certified Public Accountant. He was appointed to the board in February, 2005 and serves as chairman of the Audit Committee and as a member of the Compensation Committee.

Stephen L. Boomer. Mr. Boomer is President/Chief Executive Officer and co-owner of Arps Dairy Inc., Defiance, Ohio, a processor and distributor of dairy products. He has been a director since August 1994 and currently serves as Vice Chairman of the Board. He also is a member of the Executive, Loan Review, Audit, Compensation, Corporate Governance and Trust Committees as well as the First Insurance and Investments Board. Mr. Boomer has also been designated the lead director by the independent directors on the Board.

Peter A. Diehl. Mr. Diehl is President/Chief Executive Officer of Diehl, Inc., a privately held company headquartered in Defiance, Ohio which produces canned dairy products and non-dairy creamers for distribution throughout the United States and Asia. He has been a director since April 1998 and currently serves as chairman of the Compensation Committee, as a member of the Audit and Long Range Planning Committees. He also serves on the Executive and Loan Review Committees on a rotating basis during the year.

John U. Fauster III, D.D.S. Dr. Fauster retired from the practice of dentistry during 2000. Prior to that he was affiliated with the Defiance Dental Group, Defiance, Ohio. He has been a director since 1975 and currently serves as a member of the Corporate Governance, Investment and Long Range Planning Committees and serves on the Executive and Loan Review Committees on a rotating basis during the year.

James L. Rohrs. Mr. Rohrs has served as an Executive Vice President of First Defiance and as President and Chief Operating Officer of First Federal since joining First Defiance in August 1999 and he has been a director since 2002. Prior to joining First Defiance, Mr. Rohrs was employed by Huntington National Bank for 27 years in a variety of capacities. Mr. Rohrs is a member of the Executive, Investment and Loan Review Committees and First Insurance and Investments Board of Directors.

William J. Small. Mr. Small has served as President, Chairman of the Board and Chief Executive Officer of First Defiance and Chairman of the Board and Chief Executive Officer of First Federal since January 1, 1999. He previously served as President and Chief Operating Officer of First Federal from June 1996 through December 31, 1998 and before that he served as Senior Vice President responsible for lending from July 1, 1994. Mr. Small is also Chairman of the Executive Committee and the Loan Review Committee, and a member of the Investment and Trust Committees of First Federal. He is also Chairman of First Insurance and Investments’ Board of Directors.

Thomas A. Voigt. Mr. Voigt is Vice President and general manager of the Bryan Publishing Company, commercial printers and publishers of The Bryan Times, The Northwest Signal (Napoleon, OH), The Countyline, The Montpelier Leader Enterprise and Realty Northwest. He was appointed to the board in August 1995 and he serves as Chairman of the Long Range Planning Committee and as a member of the Compensation and Corporate Governance Committees and serves on the Executive and Loan Review Committees on a rotating basis during the year.

Executive Officers Who are Not Directors

The following sets forth certain information regarding the executive officers of First Defiance who are not directors or nominees, including their business experience for at least the past five years.

John C. Wahl, Age 45. Mr. Wahl has been Executive Vice President of First Defiance and First Federal since November 1998, Treasurer since April, 1997 and Chief Financial Officer since January, 1997. He previously served as Controller beginning in June, 1994. Prior to joining First Defiance he was with Ernst & Young LLP. Mr. Wahl is also a member of the Board of Directors of First Federal Bank and First Insurance and Investments.

Gregory R. Allen, Age 42. Mr. Allen was promoted to Executive Vice President and President of the First Federal Bank Southern Market Area in January 2006. Prior to that, Mr. Allen served as Executive Vice President and Chief Lending Officer of First Federal since November 1998 after joining First Federal as Vice President of Commercial Lending in June 1998. He joined First Federal with 10 years of banking experience, most recently with the Ohio Bank in Findlay, Ohio.

Compliance with Section 16(a) of the 1934 Act

Section 16(a) of the 1934 Act requires First Defiance’s officers and directors, and persons who own more than 10% of the Common Stock to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by regulation to furnish First Defiance with copies of all Section 16(a) forms they file.

SEC regulations require that First Defiance disclose any Section 16 filing that was not made by the appropriate due date. Based on a review of the filings for 2005, First Defiance determined that all Section 16 filings were filed by the applicable due date.

Board Meetings

Regular meetings of the Board of Directors of First Defiance are held monthly and special meetings of the Board of Directors of First Defiance are held from time to time as needed. Regular meetings of the Board of Directors of First Federal are also held on at least a monthly basis and special meetings of the Board of Directors of First Federal are held from time to time as needed. There were 13 meetings of the Board of Directors of First Defiance and 13 meetings of the Board of Directors of First Federal held during 2005. No director attended fewer than 75% of the total number of meetings of the Board of Directors of First Defiance or First Federal, as applicable, and meetings held by all committees of the Board on which the director served during 2005.

Attendance at Annual Meeting

Neither the Board nor the Corporate Governance Committee has implemented a formal policy regarding director attendance at the Annual Meeting. Typically, the Board holds its annual organizational meeting directly following the Annual Meeting, which results in most directors attending the Annual Meeting. In 2005, all eleven directors attended the Annual Meeting.

Communication with Directors

The Board of Directors has adopted a process by which shareholders may communicate with our directors. Any shareholder wishing to do so may write to the Board of Directors at the Company’s principal business address, 601 Clinton St., Defiance, OH 43512. Any shareholder communication so addressed will be delivered unopened to the director to whom it is addressed or to the Lead Director if addressed to the Board of Directors.

Committees

The First Defiance Board of Directors has established various committees, including Executive, Audit, Compensation, and Governance.

Executive Committee. The Executive Committee generally has the power and authority to act on behalf of the Board of Directors between scheduled Board meetings unless specific Board of Directors action is required or unless otherwise restricted by First Defiance's articles of incorporation or code of regulations or its Board of Directors. As Chairman of the Board, Mr. Small serves as Chairman of the Executive Committee and Mr. Rohrs serves as a permanent member of the Executive Committee.

 The remaining directors serve on the Committee on a rotating basis during the year. The Executive Committee met once during 2005.

Audit Committee. The Audit Committee is responsible for (i) the appointment of First Defiance’s independent registered public accounting firm; (ii) review of the external audit plan and the results of the auditing engagement; (iii) review of the internal audit plan and results of the internal audits; (iv) review of reports issued by First Federal Bank’s Compliance Officer and (v) review of the effectiveness of First Defiance’s system of internal control, including review of the process used by management to evaluate the effectiveness of the system of internal control, and (vi) oversight of the accounting and financial reporting practices of First Defiance. The Audit Committee has adopted a written charter setting forth these responsibilities. First Defiance’s securities are listed on the Nasdaq National Market, and all members of the Audit Committee meet the independence standards of Rule 4200(a)(15) of the National Association of Securities Dealers, Inc. (the “NASD”). Messrs. Bookmyer (Chairman), Boomer, Monnin and Diehl served as members of this committee during 2005. Mr. Bookmyer meets the definition of “Audit Committee financial expert” as defined in Item 401(h) of Regulation S-K under the 1934 Act. The other members of the other Audit Committee, through their past or current employment as chief executive officers, meet the Nasdaq standard for financial sophistication. The committee met seven times in 2005.

Compensation Committee. The Compensation Committee, consisting of Messrs. Diehl (Chairman), Bookmyer, Boomer, Monnin and Voigt was established by the Board of Directors to oversee the compensation programs provided to First Defiance's Chief Executive Officer and other members of senior management including base salaries, bonuses and benefit plans. All members of the Compensation Committee meet the independence standards of Rule 4200(a)(15) of the NASD. The committee met two times in 2005

Corporate Governance Committee. The Corporate Governance Committee was established by the Board of Directors to ensure that the board is appropriately constituted and conducts its affairs in a manner that will best serve the interests of First Defiance and its shareholders. The members of the committee, who all meet the independence standards of Rule 4200(a)(15) of the NASD, are Drs. Burgei (Chairman) and Fauster and Messrs. Boomer, Voigt and Monnin. Specific duties of the committee include administering First Defiance’s code of ethics/conflict of interest policy, administering the process for evaluation of the Chief Executive Officer and Chairman, monitoring the Board’s continuing education and self-assessment process, nominating directors to the Board, and conducting an annual assessment of the Board as a whole including assessment of Board composition and committee assignments. The committee met 4 times during 2005.

The Board does not have a separate nominating committee as those functions are performed by the Corporate Governance Committee and the Board as a whole. The Corporate Governance committee considers the following criteria in proposing nominations for director to the full Board: independence; high personal and professional ethics and integrity; ability to devote sufficient time to fulfilling duties as a director; impact on diversity of the Board, including skills and other factors relevant to First Defiance’s business; overall experience in business, education, and other factors relevant to First Defiance’s business. Shareholders of First Defiance may also make nominations to the Board of Directors, provided that notice of such nomination is given in writing to the Secretary of First Defiance not less than 60 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. Such notice with respect to director nominations shall set forth the name, age, business address and residence address (if available) of the nominee and the number of shares of stock of First Defiance which are beneficially owned by such nominee. Also, the shareholder making such nomination shall promptly provide any other information reasonably requested by the Corporate Governance Committee. No such nominations were received from shareholders for the 2006 election of directors. Dr. Burgei and Mr. Monnin are standing for re-election. Mr. Metzger was initially appointed to the Board in February 2005 following the acquisition of ComBanc, Inc. and Mr. Strausbaugh was appointed to the Board in January 2006 to fill a vacancy. Both are standing for election for the first time.

Board Fees

Employees of First Defiance and its subsidiaries who are also directors receive no additional compensation for service as director. In 2005, cash compensation for non-employee directors included the following:

• An annual retainer of $20,000 which covers all service including committee service. The lead director receives an annual retainer of $21,000 (increased to $23,500 in 2006);
• $400 for each First Federal Board meeting attended;
• $400 for each First Defiance Board meeting attended (even if such meeting is back-to-back with the First Federal Board meeting);
• $500 for attendance at audit committee meetings ($750 for the committee chairman);
• $400 for attendance at compensation committee meetings ($600 for the committee chairman);
• $200 for attendance at executive committee meetings;
• $300 for attendance at other committee meetings ($400 for committee chairman);
• $400 per meeting for service on the board of First Insurance and Investments;
• $300 per meeting for periodic meetings of outside directors.

All directors have the option to defer a portion of their annual cash compensation pursuant to a deferred compensation plan. First Defiance pays the country club dues of directors who wish to utilize such a benefit, which amounts to up to $3,500 annually for those individuals.

Executive Compensation

Summary Compensation Table

The following table sets forth a summary of certain information concerning the compensation awarded or paid by First Defiance for services rendered in all capacities during the last three fiscal years to the Chief Executive Officer and each executive officer of First Defiance who received cash and cash equivalent compensation in excess of $100,000 from First Defiance and its subsidiaries. Positions are listed as of December 31, 2005.

		Annual Compensation (3)		Long Term Compensation
Name and	Year	Salary (1)	Bonus (2)	Awards		All Other Compensation
Principal Position						(4)
				Stock Grants	Securities Underlying Options
William J Small, Chairman,	2005	$243,909	$105,643	—	1,000	$20,391
President and Chief Executive	2004	233,009	75,914	—	1,000	24,421
Officer	2003	225,024	43,815	—	1,000	24,133
John C. Wahl, Executive Vice	2005	$150,600	$ 50,734	—	2,000	$18,298
President, Chief Financial	2004	145,500	36,870	—	1,000	24,421
Officer and Treasurer	2003	140,000	66,326	—	5,000	19,562
James L. Rohrs, Executive	2005	$172,300	$ 58,044	—	2,000	$20,391
Vice President, President and	2004	166,500	42,191	—	1,000	24,421
Chief Operating Officer of First Federal	2003	162,000	76,749	—	5,000	23,769
Gregory R. Allen, Executive	2005	$133,680	$ 38,600	—	2,000	$15,892
Vice President and Chief	2004	129,786	28,190	—	5,000	24,421
Lending Officer of First Federal	2003	126,006	51,169	—	10,000	19,234

(1)	Includes amounts deferred by executives pursuant to First Defiance’s deferred compensation program.

(2)	Bonus amounts reflect amounts earned during the fiscal year as determined by the Compensation Committee, including amounts which are paid in the following year.

(3)
Does not include amounts attributable to miscellaneous benefits received by executive officers. In the opinion of management of First Defiance, the costs to First Defiance of providing such benefits to any individual executive during each of the years presented did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the individual.

(4)	Consists of amounts allocated by First Defiance on behalf the executives pursuant to the ESOP and matching contributions pursuant to First Defiance’s 401(k) Plan.

COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

The Board of Directors has delegated to the Compensation Committee responsibility for the oversight and administration of all compensation and benefit plans of First Defiance and its subsidiaries. The Committee has adopted a compensation philosophy to align management’s interests with the interests of First Defiance’s shareholders by linking compensation with the achievement of individual and organizational goals. Organizational results are measured in terms of performance targets based on strategic objectives established by the Board of Directors on an annual basis.

The compensation program of First Defiance and its subsidiaries has three main components: base salary, annual cash bonuses, and long-term incentive compensation awards, including accumulated (realized and unrealized) option and restricted stock gains. The Committee utilizes these three components of compensation to attract and maintain highly qualified management, to provide short-term incentives that are consistent with the achievement of strategic targets established during the strategic planning process, and to align management’s long-term goals for First Defiance with those of shareholders.

Base Salary

The base salary for the Chief Executive Officer is established annually by the Committee. The Committee conducts an annual performance review of the Chief Executive Officer, for which it obtains input from all of the independent directors. The Committee utilizes peer group information which it obtains from published surveys of financial institutions. When utilizing peer group information to evaluate the Chief Executive Officer’s salary, the Committee considers the asset size, geographic location, and performance criteria, including return on equity and return on assets, of peer institutions and uses that data to establish a range for the Chief Executive’s base salary. The determination of where the Chief Executive’s salary falls within that range is determined based on his achievement of specific goals, other performance related criteria, and the evaluations of the Committee based on the overall performance of First Defiance. The Committee makes a recommendation which it then presents to all of the independent directors who have the opportunity to provide input to the Compensation Committee. The Compensation Committee approves the overall compensation package.

The base salary for other executive officers is established by the Chief Executive Officer in consultation with the Committee. These base salaries are established based on industry salary surveys and performance criteria established by the Chief Executive Officer.

The Committee also considers the recommendations of the Chief Executive Officer as to the parameters for annual salary adjustments for all employees to assure that salaries are competitively established.

Annual Bonus

Corporate-wide bonus awards play a key role in implementing First Defiance’s strategy of attracting and retaining qualified executive officers by rewarding quality performance. The annual cash bonus paid to officers is based on First Defiance’s annual performance as measured by three key performance measures which the Committee has determined drive value for First Defiance: earnings per share, growth in revenue, and cost controls. Of these factors, the Committee has determined that earnings per share is the most important measure and has assigned a weighting of 50% to that factor. Earnings growth is achieved both through revenue growth and cost controls. The Committee has assigned a 25% weighting factor to targeted revenue growth and a 25% weighting factor to achievement of targeted efficiency ratio standards.

Within each of these three components, there are threshold, target and maximum goals. Performance below the threshold results in no payout for that component. Performance at the threshold level results in a 50% payout of that component. Performance at the target level results in a 100% payout of that component. Performance at or above the maximum goal results in a 150% payout of that component. Exact payout percentages for payouts within the 50% to 150% range are calculated based on actual results. The payout percentage achieved for each component is then multiplied by the weighting factor (50% or 25%) and those three components are added together to determine the percentage of potential bonus that will be paid. For 2005 bonus purposes, the payout percentage was 96.25%.

This payout percentage is then applied to the bonus potential for each executive officer. Mr. Small has a potential bonus equal to 45% of his base salary, Mr. Rohrs and Mr. Wahl each have a potential bonus equal to 35% of base salary, and Mr. Allen’s bonus potential is 30% of base salary. This bonus plan is also utilized for all First Defiance and First Federal officers with the rank of Senior Vice President or higher, with bonus potential ranging between 20% and 30% of base salary depending upon the officer’s level of responsibility. This plan is not utilized for First Insurance and Investment senior officers, who receive commission-based wages.

Long-Term Incentive Compensation

Stock Options
The Committee also considers long-term, stock-based compensation as an important component in aligning the interests of management with that of First Defiance’s shareholders. In its evaluation of the appropriate level of long-term stock-based compensation, the Committee considers: dilution, the number of shares of First Defiance’s common stock outstanding, First Defiance’s financial performance and the officer’s individual performance in granting stock-based awards. During 2005, incentive stock options were granted to executive officers under First Defiance’s 2005 Stock Option and Incentive Plan to encourage these individuals to manage First Defiance in a manner that would increase long-term shareholder value. Options are granted at an exercise price of 100% of the common stock’s market value on the grant date, vest in increments over five years and expire 10 years from the date of grant, but are terminated sooner if the optionee no longer serves as an employee or director of First Defiance or its subsidiaries. Significant option grants were given to the Chief Executive Officer and other executive officers in prior years to provide a meaningful incentive. More recently, option grants to the Chief Executive Officer and other executive officers have been of a limited nature as part of an overall program the Committee implemented for most salaried employees of First Defiance.

Retirement Plans
Other long-term compensation includes First Defiance contributions under the Profit Sharing, 401(k) Plan and ESOP. First Defiance also sponsors a non-qualified deferred compensation plan through which directors and executive officers can elect, prior to the start of a year, to defer a portion of their compensation. First Defiance matches 50% of contributions made by employees under the 401(k) Plan up to the first 6% of employee contributions for a maximum contribution of 3%. First Defiance may also make additional contributions to the 401(k) Plan in the discretion of the Committee. However, there were no discretionary contributions to the 401(k) Plan in 2005. Contributions under the ESOP are a function of principal and interest payments made to fund scheduled loan payments in accordance with the ESOP plan document, and individual allocations of that benefit are made based on a participant’s compensation relative to total compensation of all participants, subject to certain regulatory limits.

Perquisites and Other Fringe Benefits

The Committee also monitors all perquisites and other fringe benefits provided by First Defiance to the Chief Executive Officer and other executive officers. Such benefits include country club memberships and personal use of company owned vehicles. The annual value of such benefits does not exceed 10% of the total of annual salary and bonus for the Chief Executive Officer or other executive officers.

Conclusion

Based on procedures performed, the Committee finds the aggregate compensation of each of the Chief Executive Officer and all other executive officers of First Defiance to be reasonable and not excessive.

Peter A. Diehl, Compensation Committee Chair
John Bookmyer, Compensation Committee Member
Stephen L. Boomer, Compensation Committee Member
Gerald W. Monnin, Compensation Committee Member
Thomas A. Voigt, Compensation Committee Member

Stock Options

The following table provides information relating to option grants made pursuant to the 1996 Stock Option Plan and the 2001 Stock Option and Incentive Plan to the individuals named in the Summary Compensation Table.

STOCK OPTION GRANTS IN LAST FISCAL YEAR
	Individual Grants
	Number of securities underlying options	Percent of total options granted to employees	Exercise	Expiration	Potential realizable value at assumed rates of stock price appreciation for option terms
Executive Officer	granted (1)	in 2005	Price	date	5%	10%
William J. Small	1,000	1.63%	$25.89	2015	$16,282	$41,262

John C. Wahl	2,000	3.27	25.89	2015	32,564	82,524

James L. Rohrs	2,000	3.27	25.89	2015	32,564	82,524

Gregory R. Allen	2,000	3.27	25.89	2015	32,564	82,524
	7,000	11.43			$113,974	$288,834

(1)       Options were granted under the 2005 Stock Option and Incentive Plan. Options vest 20% per year over a five year period on the anniversary date of the grant. Unvested options are generally forfeited upon termination of employment.

The following table sets forth certain information concerning options held at December 31, 2005 by the individuals named in the Summary Compensation Table.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year End Option Values
Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Year End		Value of Unexercised In-the-Money Options at Year End (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable

William J. Small	33,277	$601,065	72,423	2,400	$1,199,233	$ 5,736
John C. Wahl	4,100	67,291	51,100	5,800	798,390	25,080
James L. Rohrs	−	−	59,800	13,800	832,132	129,800
Gregory R. Allen	8,500	124,830	15,700	18,000	170,243	126,210

(1)	Based on a per share market price of $27.09 at December 31, 2005 and exercise prices ranging from $10.375 per share to $27.13 per share.

Employment Agreements

First Defiance has entered into employment agreements with Messrs. Small, Rohrs, Wahl and Allen (the "Executives"). The form of employment agreement for each of the Executives is substantially the same and provides each officer with a three-year term of employment commencing on the date of the agreement. Each year, the Board of Directors of First Defiance considers and reviews the extension of the terms of each agreement and extends the term unless either party gives notice of non-renewal to the other party.

The employment agreements are terminable with or without cause by First Defiance. However, in the event that (i) the Company terminates an Executive’s employment for a reason other than cause, (ii) an Executive terminates his employment because of failure of First Defiance to comply with any material provision of the employment agreement or (iii) the employment agreement is terminated by an Executive for Good Reason, as defined, an Executive would be entitled to (A) 2.99 times the average annual compensation paid to him by First Defiance during the five most recent taxable years ending during the calendar year in which the notice of termination occurs or such portion of such period in which the Executive served as senior officer of First Defiance as well as (B) continued participation in employee benefit plans of First Defiance (other than retirement plans and stock compensation plans) until the expiration of the remaining term of employment. "Good Reason" is generally defined in the employment agreements to include the assignment by First Defiance to the Executive of any duties which, in the Executive's good faith determination, are materially inconsistent with the Executive's positions, duties, responsibilities and status with First Defiance prior to such assignment or prior to a change in control of First Defiance.

The employment agreements provide that in the event that any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, then such payments and benefits received thereunder would be reduced, in the manner determined by First Defiance, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits being nondeductible by First Defiance for federal income tax purposes.

PERFORMANCE GRAPH

The following graph compares the yearly cumulative total return on the Common Stock for the last five years with (i) the yearly cumulative total return on the stocks included in the Nasdaq Stock Market Index (for United States companies), (ii) the yearly cumulative total return on stocks included in the SNL Nasdaq Bank Stock Index and (iii) the SNL Midwest Thrift Index. All of these cumulative returns are computed assuming the reinvestment of dividends at the frequency with which dividends were paid during the applicable years.

	Period Ending
Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
First Defiance Financial Corp.	100.00	144.73	185.65	261.83	300.81	291.62
NASDAQ Composite	100.00	79.18	54.44	82.09	89.59	91.54
SNL NASDAQ Bank Index	100.00	108.85	111.95	144.51	165.62	160.57
SNL Midwest Thrift Index	100.00	115.01	148.26	205.97	227.46	222.27

Indebtedness of Management

First Defiance had no loans outstanding during 2005 to any director, nominee for election as a director or executive officer of First Defiance, any member of the immediate family of any such person or to certain corporations, organizations or trusts affiliated with any such person, except loans made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and which did not involve more than the normal risk of collectibility or present other unfavorable features.

Independent Registered Public Accounting Firm

On September 16, 2005, The audit committee of First Defiance Financial Corp. approved the engagement of Crowe Chizek and Company LLC (Crowe Chizek) as First Defiance’s principal independent registered public accounting firm for the year ended December 31, 2005. Prior to approving the engagement of Crowe Chizek, First Defiance did not consult with Crowe Chizek regarding either:

1.
The application of accounting principles to a specified transaction, either completed or proposed; or to the type of audit opinion that might be rendered on the First Defiance’s financial statements, and neither a written report was provided to First Defiance or oral advice was provided that Crowe Chizek concluded was an important factor considered by First Defiance in reaching a decision as to the accounting, auditing or financial reporting issue; or

2.
Any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304) or a reportable event (as described in Item 304 (a) (1) (v) of Regulation S-K).

Resignation of Ernst & Young LLP
On June 7, 2005, First Defiance received notice from Ernst & Young LLP (“Ernst & Young”) of its resignation as the Company’s independent registered public accounting firm upon the appointment of a new auditor for the 2005 financial statements, but in no event later than the filing of First Defiance’s Form 10-Q for the quarter ending September 30, 2005.

Ernst & Young’s reports on the financial statements for First Defiance’s two most recent fiscal years did not contain any adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During First Defiance’s two most recent fiscal years and the subsequent interim period through August 9, 2005, there were no disagreements between First Defiance and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement if not resolved to Ernst & Young’s satisfaction, would have caused Ernst & Young to make reference to the subject matter of the disagreement in connection with its reports.

During the fiscal years ended December 31, 2004 and 2003 and through August 9, 2005, there were no reportable events as defined in Regulation S-K Item 304(a)(1)(v).

Ernst & Young provided First Defiance a letter addressed to the Securities and Exchange Commission stating that it agreed with the statements made above. A copy of Ernst & Young’s response letter dated June 13, 2005 was attached as exhibit 16 to Form 8-K filed with the SEC on June 13, 2005.

The following table sets forth the aggregate fees that were incurred for audit and non-audit services provided by Ernst & Young and Crowe Chizek, both entities who acted as independent registered public accounting firms for First Defiance in the fiscal year ending December 31, 2005. The table lists audit fees, audit related fees, tax fees and all other fees.

	Ernst & Young Fees for 2004	Ernst & Young Fees 1/1/2005 - 9/16/2005	Crowe Chizek Fees 9/16/2005 - 12/31/2005
Audit Fees	$232,970	$59,700	$240,000
Audit Related Fees	19,550	28,545	4,260
Tax Fees	31,445	20,907	−
Other	−	−	−
Total fees paid	$283,965	$109,152	$244,260

Audit related fees relate to services for employee benefit plan audits, compliance services and services related to accounting consultations relating to the Company’s mergers and acquisitions activity. Tax fees include the following (all paid to Ernst & Young):

	2004	2005
Tax return preparation	$19,500	$20,907
Other tax	11,945	−
	$31,445	$20,907

Representatives of Crowe Chizek will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of four directors, all of whom are considered “independent” under rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards.

The Audit Committee oversees First Defiance’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal control. In fulfilling its oversight responsibilities, the Committee reviewed with management the audited financial statements in the Annual Report on Form 10-K, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee also reviews the effectiveness of First Defiance’s system of internal controls, including a review of the process used by management to evaluate the effectiveness of the system of internal control.

The Committee reviewed with the independent registered public accounting firm which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgment as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed under their professional standards. In addition, the Committee has discussed with the independent registered public accounting firm the auditor’s independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of non-audit services with the auditors’ independence. The committee also pre-approved all professional services provided to the Company by the independent registered public accounting firm.

The Committee discussed with the Company’s internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the internal auditor and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee held seven meetings during 2005.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC. The Committee and the Board have also approved the selection of Crowe Chizek and Company LLC as the Company’s independent registered public accounting firm for the year ending December 31, 2006.

John Bookmyer, Audit Committee Chair
Stephen L. Boomer, Audit Committee Member
Peter A. Diehl, Audit Committee Member
Gerald W. Monnin, Audit Committee Member
March 9, 2006

OTHER MATTERS

Each proxy confers discretionary authority on the Board of Directors of First Defiance to vote the proxy for the election of any person as a director if the nominee is unable to serve or for good cause will not serve, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the Annual Meeting. Management is not aware of any business to come before the Annual Meeting other than those matters described in this Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

The cost of solicitation of proxies will be borne by First Defiance. First Defiance will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Common Stock. In addition to solicitations by mail, directors, officers and employees of First Defiance may solicit proxies personally or by telephone without additional compensation. First Defiance will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries who are record holders of Common Stock not beneficially owned by them, for forwarding the proxy materials to, and obtaining proxies from, the beneficial owners of First Defiance Common Stock entitled to vote at the Annual Meeting.

SHAREHOLDER PROPOSALS

Any proposal which a shareholder wishes to have included in the proxy solicitation materials to be used in connection with the next Annual Meeting of Shareholders of First Defiance must be received at the main office of First Defiance no later than November 17, 2006. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the 1934 Act, it will be included in the Proxy Statement and set forth on the form of proxy issued for the next Annual Meeting of Shareholders. It is urged that any such proposals be sent by certified mail, return receipt requested. In addition, if a shareholder intends to present a proposal at the 2007 annual meeting of shareholders of First Defiance without including the proposal in the proxy solicitation materials relating to that meeting, and if the proposal is not received by January 31, 2007, then the proxies designated by the Board of Directors of First Defiance for the 2007 annual meeting may vote proxies in their discretion on any such proposal without mention of such matter in the proxy solicitation materials or on the proxy card for such meeting.

ANNUAL REPORTS AND FINANCIAL STATEMENTS

Shareholders of First Defiance as of the Voting Record Date for the Annual Meeting are being provided with a copy of First Defiance's Annual Report to Shareholders and Form 10-K for the year ended December 31, 2005 ("Annual Report"). Included in the Annual Report are the consolidated financial statements of First Defiance as of December 31, 2005 and 2004 and for each of the years in the three-year period ended December 31, 2005, prepared in accordance with generally accepted accounting principles, and the related reports of First Defiance's independent registered public accounting firms. The Annual Report is not a part of this Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS

William J. Small
Chairman, President and Chief Executive Officer
March 17, 2006
Defiance, Ohio

☒ PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY FIRST DEFIANCE FINANCIAL CORP.
		For	With- hold	For All Except
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FIRST DEFIANCE FINANCIAL CORP.	1. ELECTION OF DIRECTORS TERM FOR THREE-YEAR	☐	☐	☐
ANNUAL MEETING OF SHAREHOLDERS	EXPIRING IN 2009.
April 18, 2006	Nominees for a three-year term expiring in 2009:
1:00 p.m. local time
Douglas A. Burgei, Dwain L. Metzger, Gerald W. Monnin and Samuel S. Strausbaugh
The undersigned hereby appoints the Board of Directors of First Defiance Financial Corp. (the “Company”) as proxies, each with power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all the shares of Common Stock of the Company held of record by the undersigned on March 3, 2006 at the Annual Meeting of Shareholders to be held at the home office of its subsidiary, First Federal Bank, located at 601 Clinton Street, Defiance, Ohio 43512, on Tuesday, April 18, 2006, at 1:00 p.m., Eastern Time, and any adjournment thereof.
INSTRUCTION: To withhold authority to vote for any individual -nominee, mark “For All Except” and write that nominee’s name in the space provided below.

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the -meeting.

The Board of Directors recommends a vote “FOR” Proposal 1 .

 THIS PROXY IS SOLICITED BY THE BOARD OF -DIRECTORS. THE SHARES OF THE COMPANY’S COMMON STOCK WILL BE VOTED AS SPECIFIED. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE BOARD OF DIRECTORS’ NOMINEES TO THE BOARD OF DIRECTORS SPECIFIED IN PROPOSAL 1 AND -OTHERWISE AT THE DISCRETION OF THE PROXIES. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED AT THE ANNUAL MEETING.

 PLEASE SIGN EXACTLY AS YOUR NAME(S) APPEAR(S) ON THIS CARD. When signing as an attorney, executor, administrator, trustee or guardian, please give full title. If a corporation or partnership, write in the full corporate or partnership name and have the President or other authorized officer sign. If shares are held jointly, each -holder should sign, but only one signature is required.

Please be sure to sign and date this Proxy in the box below	Date
Stockholder sign above	Co-holder (if any) sign above)

^ Detach above card, sign, date and mail in postage paid envelope provided. ^
FIRST DEFIANCE FINANCIAL CORP.

PLEASE ACT PROMPTLY SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.